Exhibit 99.1

Span-America Reports Fourth Quarter and Fiscal Year 2013 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--November 6, 2013--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended September 28, 2013. Net sales for the fourth quarter of fiscal 2013 decreased by 5% to $16.9 million compared with $17.8 million in the fourth quarter of fiscal 2012. Net income for the fourth quarter of 2013 declined by 18% to $1.2 million, or $0.42 per diluted share, compared with $1.5 million, or $0.51 per diluted share, in the fourth quarter of fiscal 2012. For the full year of fiscal 2013, net sales were down 3% to $73.8 million compared with $76.1 million in fiscal 2012. Net income for fiscal 2013 also decreased by 3% to $5.1 million, or $1.69 per diluted share, compared with $5.2 million, or $1.77 per diluted share, in fiscal 2012.

“Span-America’s fourth quarter results reflected lower sales volume in several of our product lines and a less profitable sales mix in both our medical and custom products segments. These declines were partly offset by higher sales of therapeutic support surfaces, our largest product line, and industrial products, which tend to be a leading indicator for Span-America,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “Sales of our proprietary therapeutic support surfaces were up 7% to $6.7 million in the fourth quarter, reflecting our tenth consecutive quarterly increase in sales of this important product line. Sales of other medical products were generally down compared with the fourth quarter of last year. Custom products sales decreased 7% compared with the fourth quarter of fiscal 2012 because of lower volume of consumer bedding products.

“Looking forward to fiscal year 2014, we expect growth in our medical segment based on increased demand for our therapeutic support surfaces and new product introductions for M.C. Healthcare beds and Span-America pressure management product lines. However, as previously announced, we expect sales in the custom products segment to be down in fiscal 2014 due to the loss of a retail customer for our consumer products,” continued Mr. Ferguson.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2013 decreased 5% to $16.9 million compared with $17.8 million in the same quarter last year. The overall sales decrease was about evenly divided between the medical and custom products segments. Medical segment sales declined 4% to $11.2 million in the fourth quarter of fiscal 2013 compared with $11.7 million in the fourth quarter last year. Sales in the custom products segment decreased 7% to $5.7 million compared with $6.1 million in the fourth quarter of fiscal 2012.

Medical Segment – Sales of therapeutic support surfaces rose 7% to $6.7 million in the fourth quarter of fiscal 2013 compared with $6.3 million in the fourth quarter of fiscal 2012. The growth leaders within the therapeutic support surface group for the fourth quarter were our PressureGuard® Easy Air®, GeoMattress Atlas® and our newest line of PressureGuard Custom Care® products. M.C. Healthcare sales decreased by 14% compared with the fourth quarter of fiscal 2012 due to sluggish demand for beds during the quarter.

Sales of our other medical product lines were mixed compared with the prior year’s fourth quarter. Sales of our Selan® skin care products increased by 21% in the fourth quarter of fiscal 2013 compared with the fourth quarter last year due to the addition of new customers for the Selan products. This was offset by lower sales of Risk Manager® bedside safety mats, seating products, patient positioners and overlays. Sales of our Risk Manager products decreased by 47% during the fourth quarter of fiscal 2013 due to the comparison with a large, one-time order in the fourth quarter of fiscal 2012 that was not repeated this year. Sales of seating products and patient positioners decreased by 28% and 24%, respectively, compared with the fourth quarter last year due to the loss of business with a large customer in January 2013, and sales of overlays were down by 4% compared with the fourth quarter of fiscal 2012.

Custom Products Segment – The custom products segment consists of consumer bedding and specialty industrial products. Sales of consumer bedding products were down 9% to $5.0 million in the fourth quarter this year compared with $5.5 million in the same quarter last year. Within the consumer product lines, strong growth in Internet sales and a slight increase in sales to our largest retail customer were offset by a decline in sales among our other retail accounts.

As previously announced, our consumer products distribution agreement was assigned to Hollander Home Fashions on May 24, 2013, pursuant to the sale of Louisville Bedding’s utility bedding retail business to Hollander. Under the agreement, which expires in December 2015, Hollander replaced Louisville Bedding as our exclusive distributor for consumer bedding products. We experienced a smooth transition to Hollander, and we look forward to working with them to expand sales of consumer foam bedding products in fiscal 2014.

Sales of industrial products increased by 9% in the fourth quarter to $726,000 compared with $664,000 in the fourth quarter last year. The growth in industrial sales was broad-based across a number of customers and industries.

Earnings – Span-America’s gross profit was down 12% to $5.4 million in the fourth quarter of fiscal 2013 compared with $6.2 million in the fourth quarter of fiscal 2012. Gross margin decreased to 32.0% compared with 34.6% in the fourth quarter of last fiscal year. The decreases in gross profit and gross margin were caused by lower sales volume in both business units, a less profitable sales mix within the medical and custom products segments and a price rebate on foam purchases earned in the fourth quarter last fiscal year that was not repeated in the fourth quarter this year.

SG&A expenses for the fourth quarter of fiscal 2013 decreased 9% compared with the same quarter last year. The expense decreases were broad-based, reflecting lower sales volume and a reduction in R&D costs as a result of the completion of several new-product development projects.

Operating income for the fourth quarter of fiscal 2013 decreased 19% to $1.6 million compared with $2.0 million in the fourth quarter last fiscal year. Net income for the fourth quarter decreased 18% to $1.2 million, or $0.42 per diluted share, compared with $1.5 million, or $0.51 per diluted share, in the fourth quarter last year. The decreases in earnings were caused by lower overall sales volume, a less profitable sales mix within the medical and custom products segments and the rebate program on foam purchases as described above.

Fiscal Year Results

Fiscal 2013 net sales decreased 3% to $73.8 million compared with $76.1 million in fiscal 2012. Medical segment sales rose 2% to $47.5 million in fiscal 2013 compared with $46.5 million in fiscal 2012. Sales in the custom products segment were down 11% to $26.3 million in fiscal 2013 compared with $29.7 million in fiscal 2012.

The growth in medical sales came from a 10% increase in sales of our therapeutic support surfaces and a 3% increase in M.C. Healthcare sales. The increase in M.C. Healthcare sales was mainly the result of having the M.C. Healthcare business for two months longer in fiscal 2013 than we did in fiscal 2012.

The decrease in custom products sales was caused mostly by lower consumer bedding sales, which declined 11% to $23.3 million from $26.3 million in fiscal 2012 primarily because a seasonal promotion for consumer bedding products that took place in the second quarter of fiscal 2012 was not repeated in the second quarter of fiscal 2013.

Sales of industrial products, which make up the other part of the custom products segment, decreased by 12% to $3.0 million for fiscal 2013 compared with $3.4 million for the same period last year. Most of the industrial sales decline was due to the loss of a customer who moved their manufacturing outside the U.S. as previously reported.

Net income for fiscal 2013 decreased 3% to $5.1 million, or $1.69 per diluted share, compared with $5.2 million, or $1.77 per diluted share, in fiscal 2012. The decrease in earnings was mainly the result of a less profitable sales mix and higher selling and R&D costs for our M.C. Healthcare product lines, in addition to lower sales volume in our custom products segment.

Future Outlook

“As previously announced, we expect sales and earnings for fiscal year 2014 to be lower than fiscal 2013 levels because of the loss of a large retail customer for our consumer bedding products. We expect the largest shortfall in consumer sales to occur in the first quarter of fiscal 2014, since it will not include a special seasonal promotion of consumer products that contributed approximately $5.8 million in consumer sales during the first quarter of fiscal 2013. In addition to the first quarter seasonal promotion, we expect our customer to begin purchasing their every-day consumer bedding products from a new supplier, beginning in about February 2014. We have continued to build our consumer bedding sales to other retailers and have a strong line of consumer bedding products. As a result, we remain optimistic about adding new retail accounts during fiscal 2014 through joint efforts with our marketing and distribution partner, Hollander Home Fashions.

“In our core medical business, we expect continued sales and earnings growth during the first quarter and fiscal year 2014, based on increasing demand for our therapeutic support surfaces and new-product introductions for both M.C. Healthcare beds and Span-America pressure management product lines,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated growth in sales of medical and industrial products in fiscal 2014, (b) the possibility that sales to the retail customer described above could decline faster than we currently expect, (c) the possibility of disruptions in our consumer products business related to the transfer of our exclusive distribution agreement from Louisville Bedding Company to Hollander Home Fashions on May 24, 2013 as a result of the sale of Louisville Bedding’s utility bedding retail business to Hollander, (d) the possibility of a loss of a key customer or distributor for our products, (e) the addition of risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (f) the possibility of having material uncollectible receivables from one or more key customers or distributors, (g) the potential for volatile pricing conditions in the market for polyurethane foam, (h) raw material cost increases, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	Sept. 28,	Sept. 29,		Sept. 28,	Sept. 29,
	2013	2012	% Chg	2013	2012	% Chg

Net sales	$16,928,922	$17,781,866	-5%	$73,833,549	$76,146,423	-3%
Cost of goods sold	11,509,655	11,624,958	-1%	50,269,657	52,624,293	-4%
Gross profit	5,419,267	6,156,908	-12%	23,563,892	23,522,130	0%
	32.0%	34.6%		31.9%	30.9%

Selling and marketing expenses	2,556,568	2,715,257	-6%	10,722,770	10,446,961	3%
Research and development expenses	245,397	319,946	-23%	1,224,174	1,100,420	11%
General and administrative expenses	1,027,186	1,160,523	-11%	4,322,509	4,464,684	-3%
	3,829,151	4,195,726	-9%	16,269,453	16,012,065	2%

Operating income	1,590,116	1,961,182	-19%	7,294,439	7,510,065	-3%
	9.4%	11.0%		9.9%	9.9%
Non-operating income (expense):
Interest expense	(3,195)	(7,891)	60%	(15,196)	(20,861)	27%
Other	34,166	11,262	203%	6,174	(23,231)	127%
Net non-operating income (expense)	30,971	3,371	819%	(9,022)	(44,092)	80%

Income before income taxes	1,621,087	1,964,553	-17%	7,285,417	7,465,973	-2%

Income taxes	374,000	443,000	-16%	2,218,000	2,251,000	-1%
Net income	$1,247,087	$1,521,553	-18%	$5,067,417	$5,214,973	-3%
	7.4%	8.6%		6.9%	6.8%

Net income per common share:
Basic	$0.42	$0.52	-19%	$1.72	$1.80	-4%
Diluted	0.42	0.51	-19%	1.69	1.77	-4%

Dividends per common share (1)	$0.140	$0.125	12%	$1.515	$0.470	222%

Weighted average shares outstanding:
Basic	2,941,564	2,919,250	1%	2,939,684	2,892,956	2%
Diluted	2,997,005	2,974,381	1%	2,994,239	2,946,603	2%

Supplemental data:
Depreciation expense	$217,853	$175,920	24%	$775,767	$756,656	3%
Amortization expense	112,816	133,631	-16%	509,247	452,670	12%

(1) Dividends per common share include a special dividend of $1.00 per share paid on December 4, 2012.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Sept. 28,	Sept. 29,
	2013	2012
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$5,424,521	$2,665,302
Accounts receivable, net of allowances	7,787,837	8,238,266
Inventories	6,445,950	9,418,842
Deferred income taxes	348,950	613,420
Prepaid expenses	698,003	314,912
Total current assets	20,705,261	21,250,742

Property and equipment, net	5,136,535	5,390,675
Goodwill	4,487,546	4,610,615
Intangibles, net	3,430,349	3,990,887
Other assets	2,616,937	2,404,847
	$36,376,628	$37,647,766

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,658,125	$3,360,859
Accrued and sundry liabilities	2,875,600	3,359,487
Total current liabilities	5,533,725	6,720,346

Deferred income taxes	194,883	293,149
Deferred compensation	534,239	554,287
Total long-term liabilities	729,122	847,436

Total liabilities	6,262,847	7,567,782

Shareholders’ equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,927,416 (Sept. 28, 2013) and 2,919,250 (Sept. 29, 2012)	2,626,526	2,757,359
Additional paid-in capital	872,494	838,252
Retained earnings	26,828,012	26,199,977
Accumulated other comprehensive (loss) income	(213,251)	284,396
Total shareholders’ equity	30,113,781	30,079,984

	$36,376,628	$37,647,766

Note: The Balance Sheet at September 29, 2012 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer